Exhibit 99.1

Media Contact:

Steve Sturgeon

QLogic Corporation

858.472.5669

steve.sturgeon@qlogic.com

Investor Contact:

Jean Hu

QLogic Corporation

949.389.7579

jean.hu@qlogic.com

QLogic Names Prasad Rampalli President and Chief Executive Officer

Rampalli will also be appointed to the Board of Directors

ALISO VIEJO, Calif, December 9, 2013 – QLogic (Nasdaq: QLGC), a leading supplier of high performance network infrastructure solutions, today announced the appointment of Prasad Rampalli as President and Chief Executive Officer, effective February 3, 2014.

“We are very pleased to have Prasad join the QLogic team as President and Chief Executive Officer,” said H.K. Desai, Executive Chairman, QLogic. “Prasad has strong technology experience, demonstrated execution skills, and is highly strategic; crucial traits to successfully manage the current business and develop a long-term growth strategy for the company.”

“I am very excited to join the QLogic team,” said Prasad Rampalli. “QLogic has built a solid business and I am enthusiastic about the incremental growth opportunities that I see ahead in the next generation enterprise data centers, as well as other expansion opportunities in transformative IT solutions.”

Mr. Rampalli has over 30 years of experience working with Intel and EMC and has held significant transformational leadership roles across information technology, solutions and platform business units. At EMC, he previously served as Senior Vice President, EMC Solutions Group, and most recently served as Senior Vice President, Cross Business Unit Engineering.

Named to CIO Magazine’s Top 100 Honoree List in 2001 and 2002, Mr. Rampalli holds a master’s degree in industrial engineering from the University of Texas, Arlington and a bachelor’s degree in mechanical engineering from the Indian Institute of Technology in Kanpur, India.

Jean Hu, who has served as interim Chief Executive Officer since May, will continue her role as Senior Vice President and Chief Financial Officer.

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QLogic—the Ultimate in Performance

QLogic (Nasdaq:QLGC) is a global leader and technology innovator in high performance server and storage networking connectivity products. Leading OEMs and channel partners worldwide rely on QLogic for their server and storage networking solutions. For more information, visit www.qlogic.com.